Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 26, 2009, relating to the financial statements and financial statement schedule of ITC Holdings Corp., and the effectiveness of ITC Holdings Corp.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of ITC Holdings Corp. for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Detroit, Michigan
December 14, 2009